Exhibit 10.1

June 14, 2010

Mr. Robert Zafari

AV DU FORT JACO DES MONTECRISTA No. 75

Uccle

Belgium 1180

Dear Robert,

I am pleased to offer you the position of Senior Vice President & President of Industrial Technologies Sector effective July 1, 2010. You will report to me and upon completion of the necessary United States (U.S.) work permits and authorizations, your official location will be transferred from Brussels, Belgium to Davidson, North Carolina. I look forward to your acceptance of this promotion and providing leadership to this sector.

1.	Your starting base salary will be at an annual rate of $440,000 (four hundred and forty thousand U.S. dollars) paid monthly. When your current salary is converted from Euros to USD (1.2127), this represents an increase of $57,393 or 15%. Your new salary will be effective on July 1, 2010.

2.	Your Annual Incentive Matrix (AIM) target opportunity has been increased from 65% to 80% of your base salary effective on July 1, 2010. This represents an increase in your target opportunity from $248,694 to $352,000 or 42%. For 2010, your AIM award will be prorated using your previous base salary and AIM target of 65% (for 6 months), and your new base salary and AIM target effective on July 1st (for 6 months). Furthermore, the metrics used to determine your 2010 AIM award will be pro-rated between the two positions held.

3.	For the February 2011 grant, your annual equity award target opportunity will be increased from $200,000 to $400,000 representing an increase of $200,000 or 100%. At this time it is anticipated that your 2011 equity grant will be made in an equal proportion of stock options and Restricted Stock Units (RSUs). The award dollar value wiQ be converted into stock options and RSUs based on the fair market value of Ingersoll Rand stock on the date the Compensation Committee approves the awards. Annual equity awards are contingent on and variable with your sustained performance and demonstrated leadership potential.

4.	For the February 2011 grant, your Performance Share Unit (PSUs) target will be increased from $200,000 to $400,000 representing an increase of $200,000 or 100%. Your grant will be converted into PSUs based on the fair market value of Ingersoll Rand stock on the date the Compensation Committee approves the award. The actual number of PSUs awarded will be based on Ingersoll Rand’s Earnings per Share (EPS) growth relative to the S&P 500 Industrial peer companies over the 2011 to 2013 performance period and can range from 0% to 200% of the target number of PSUs.

Robert Zafari	2	June 14, 2010

5.	At the time that you are able to work in the U.S. and begin to pay U.S. taxes, you will be eligible to participate in U.S. benefit programs to include qualified and non-qualified retirement plans, deferred compensation, as well as health and welfare programs.

6.	You will be provided a company automobile in accordance with our Company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes. A brief summary is enclosed.

7.	This position is eligible for participation in the Elected Officer Supplemental Program (EOSP). The EOSP is a defined benefit pension plan that provides a target level of retirement benefits reduced (or offset) by other qualified and non-qualified retirement benefits to which you are entitled. For non-US citizens, these reductions include any and all benefits accrued or accumulated by the employee under any Foreign Plan as defined by the EOSP plan document. At the appropriate time, Jeffrey Blair will be available to help you coordinate the collection of the information necessary to determine the reductions (or offsets).

8.	You will continue to be eligible for the Company’s Executive Health Program.

9.	Based on your new position, you are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income. A representative from AYCO will contact you soon.

10.	You will be eligible for an enhanced Executive Long-Term Disability (LTD) program that covers annual incentive compensation in addition to base salary and provides a greater benefit than offered in the standard group program.

11.	You will be provided with a Change in Control Agreement, which provides economic security in the form of cash payments to the participant and guaranteed coverage under certain benefit plans in the event of job loss caused by the sale of all or a substantial part of the Company (2.5 x base salary and annual incentive target). The agreement will be sent to you shortly after assuming your position.

12.	You will be eligible for the Company’s Relocation Program to Davidson, North Carolina from Brussels, Belgium. A representative from Cartus will be in touch with you after we receive your acceptance of this offer to explain the program and begin the process.

13.

Based on your promotion to a Senior Vice President, your stock ownership requirements have increased. Your new requirement (which must be achieved over a three-year period) has been increased from 6,000 to 40,000 shares. You will receive communication every year that provides you with your current holdings. If you fall behind on your guideline requirement, you will be restricted from exercising your stock options (except in the case of a ‘buy and hold’).

Robert Zafari	3	June 14, 2010

14.	Based on your accountabilities in your new position, you are restricted from transactions involving company stock (exercising options, moving in or out of company stock held in company plans, or buying or selling company stock on the open market) except during designated window periods. You will receive communication from the Corporate Secretary when window periods are open along with instructions on how to execute transactions.

15.	Your spouse will be provided with support in obtaining a visa to work in the United States. Also, your two children will be provided with language training (English) if needed in a total amount not to exceed $5,000.

16.	This employment offer is contingent upon obtaining the appropriate temporary non-immigrant work authorization that will allow you to legally work in the United States. All employees must demonstrate their employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within the first three (3) days of working in the United States and being on a U.S. payroll. Until these matters are completed, you will remain on Belgium payroll and you will not participate in U.S. benefit or deferred compensation programs. We expect to have all necessary approvals completed within the next 30 days or so. Jeffrey Blair will be your contact who will help coordinate obtaining the necessary work permits.

Robert, we all believe that you will make a significant contribution in this new role and I look forward to you taking the helm of the Industrial Technologies Sector. This offer is contingent upon your acceptance of the Non-Compete and Proprietary Information agreements. To accept this offer, please sign the following page as well as the attached Non-Compete and Proprietary agreements and return to Jeffrey Blair. If you have any questions regarding the changes in your compensation and benefits, please call Marcia Avedon at 704-655-5821 or Jeffrey Blair at 732-652-6759.

Sincerely,

/s/ Michael W. Lamach
Michael W. Lamach
Chairman, President and Chief Executive Officer

cc:	Marcia Avedon
Jeffrey Blair

Attachments:	Executive Automobile Program
Elected Officer Supplemental (Pension) Program
Non-Compete Agreement
Proprietary Information Agreement

CANDIDATE ACCEPTANCE

I accept your offer of employment with Ingersoll Rand, as Senior Vice President & President of Industrial Technologies Sector and agree to the conditions hereon and in the offer letter.

/s/ Robert Zafari	June 14, 2010
Robert Zafari	Date

1 Centennial Avenue
Piscataway, NJ 08854

August 25, 2010

Mr. Robert Zafari

Ingersoll Rand

800 D Beaty Street

Davidson, NC 28036

Dear Robert,

The purpose of this letter, which serves as an addendum to your employment agreement dated June 14, 2010, is to confirm additional considerations agreed to by the Compensation Committee of the Board at their August 5, 2010 meeting.

To ensure that you are not negatively impacted in the event you return to Europe in the future, after working for Ingersoll Rand in the United States, we have agreed to make contributions on your behalf to the Belgium social system. These contributions, which will be imputed to your income, will enable you to maintain coverage in the Belgium social scheme. This imputed income will be tax neutral to you. Please note that the pension component of the Belgium social scheme serves as an offset to the Elected Officer Supplemental (retirement) Program.

In regard to any stock options on which you have already paid taxes in Belgium (based on the grant value) the company agrees that if you exercise options while in the United States you will not pay more in income tax (which includes the taxes you have already paid in Belgium) than what you would owe as a U.S. taxpayer. Any future stock options granted to you while working in the U.S. will be taxed based on the U.S. tax rules.

The company also agrees to provide an amount (estimated at $15,000) to help with your estate planning. This payment is taxable to you.

Robert, if you have any questions or concerns regarding the provisions of this letter, please do not hesitate to contact me directly on (732) 652-6759.

Very truly yours,

/s/ Jeff Blair
Jeff Blair
Vice President, Total Rewards

cc:	Barbara Santoro
Ken Yi